Exhibit 99.1

Genesco Financial Contact:	James S. Gulmi (615)367-8325
Genesco Media Contact:	Claire S. McCall (615)367-8283
GENESCO ANNOUNCES AGREEMENT FOR TERMINATION OF
MERGER AGREEMENT AND SETTLEMENT OF ALL LITIGATION
NASHVILLE, Tenn., March 4, 2008 —Genesco Inc. (NYSE: GCO) announced today that it has entered into a definitive agreement with The Finish Line, Inc. and UBS for the termination of the merger agreement with Finish Line and the settlement of all related litigation among Finish Line and Genesco and UBS. The terms of the settlement agreement are as follows:
•	The merger agreement between Genesco and Finish Line will be terminated; the financing commitment from UBS to Finish Line will be terminated;

•	UBS and Finish Line will pay to Genesco an aggregate of $175 million in cash along with a number of Class A shares of Finish Line common stock equal to 12.0% of the total post-issuance Finish Line outstanding shares of common stock. As part of the settlement, Genesco and Finish Line have agreed to a mutual standstill agreement;

•	The payment of the cash and shares required by the settlement is expected to occur on Friday, March 7, 2008;

•	It is currently anticipated that the Class A shares of Finish Line will be remitted to Genesco’s shareholders as soon as reasonably practicable following the registration of such shares by Finish Line; and

•	The agreement provides for customary mutual releases of the parties.
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GENESCO INC. -— Add One
About Genesco Inc.
     Genesco Inc., a Nashville-based specialty retailer, sells footwear, headwear and accessories in more than 2,150 retail stores in the United States and Canada, principally under the names Journeys, Journeys Kidz, Shi by Journeys, Johnston & Murphy, Underground Station, Hatworld, Lids, Hat Shack, Hat Zone, Head Quarters, Cap Connection and Lids Kids, and on internet websites www.journeys.com, www.journeyskidz.com, www.shibyjourneys.com, www.undergroundstation.com, www.johnstonmurphy.com, www.Dockersshoes.com, www.lids.com and www.lidskids.com. The Company also sells footwear at wholesale under its Johnston & Murphy brand and under the licensed Dockers brand. Additional information on Genesco and its operating divisions may be accessed at its website www.genesco.com.